                                  April 1, 1998


PERSONAL AND CONFIDENTIAL

Ronald W. Buckly
470 22nd Street
Santa Monica, CA  90402


Dear Ron:

               On behalf of Tekelec, I am pleased to offer you employment as Vice President and General Counsel of Tekelec, on the terms and conditions set forth in this letter. As Vice President and General Counsel, you will report directly to Tekelec's Chief Executive Officer, will be principally responsible for Tekelec's legal matters and will have such other duties and responsibilities as may be delegated to you from time to time by the Chief Executive Officer and the Board of Directors. You may select your start date so long as it is on or before April 15, 1998.

               Your compensation and benefits will be as follows:

               1. Your starting annual base salary will be $200,000 (i.e., $7,692.31 per bi-weekly period).

               2. You will be eligible to participate in Tekelec's 1998 Officer Bonus Plan, with your participation to be calculated as if you were a full time employee as of January 1, 1998 and determined in accordance with a percentage of your 1998 base salary. Under the terms of the 1998 Officer Bonus Plan, you will be eligible to receive up to 50% of your annual base salary as a cash bonus if Tekelec achieves certain financial milestones in 1998.

               3. You will be entitled to take four weeks personal time annually.

               4. You will receive applicable benefits, including health, dental, vision, long-term disability and life insurance, as are generally provided to Tekelec's executive officers.

               5. You will be offered the opportunity to participate in Tekelec's Employee Stock Purchase Plan and 401(k) Plan upon your satisfaction of the eligibility requirements for such plans.

               6. You will be covered by Tekelec's Officer Severance Plan (a copy of which has been previously provided to you).

Ronald W. Buckly
April 1, 1998
Page 2

               7. The Compensation Committee of Tekelec will grant to you stock options (incentive stock options to the maximum extent permitted under law, with the balance being nonstatutory stock options) under Tekelec's 1994 Stock Option Plan (the "Plan") to purchase 90,000 shares of Tekelec Common Stock ("Options"), effective as of the later of your start date or the date of the Compensation Committee's action granting such options (the "grant date"). The exercise price of your Options will be equal to the closing price of Tekelec's Common Stock on the grant date (as reported in The Wall Street Journal on the first business day following the grant date). Your Options will vest to the extent of 18,000 shares on the one-year anniversary of your start date. The remaining 72,000 shares will vest and become exercisable cumulatively in 16 equal quarterly installments of 4,500 shares each, with the first installment vesting on September 30, 1999 and one additional installment vesting on the last day of each calendar quarter thereafter as long as you remain an employee of Tekelec. Your Options will expire, to the extent previously unexercised, upon the earlier of ten years from the date of grant or a date not less than three months after you cease to be a Tekelec employee as determined in accordance with the terms of the Plan. The Options will in all respects be subject to the terms and provisions of the Plan and the stock option agreement evidencing the grant of the Options. In addition to the foregoing grant, it is anticipated that the Compensation Committee will periodically, typically annually, consider whether additional options should be granted to you while you remain an officer of the Company.

               8. You may serve as "of counsel" to Bryan Cave LLP through December 31, 1998, on such terms and conditions upon which you and Bryan Cave may mutually agree; provided, that (i) your performance of your "of counsel" responsibilities and duties does not materially interfere with the discharge of your duties and responsibilities as Vice President and General Counsel of the Company; and (ii) you agree to terminate such "of counsel" relationship or modify the terms of such relationship upon 30 days notice if I determine, in my sole discretion, that such termination or modification would be in the best interests of the Company. Unless I advise you otherwise, you may continue your "of counsel" relationship commencing January 1, 1999 subject to the conditions
(i) and (ii) in the immediately preceding sentence.

               You are aware that Tekelec prohibits employees from unlawfully using confidential or proprietary information belonging to any other person or entity. By signing the enclosed copy of this letter, you agree not to disclose or use or induce Tekelec or any of its employees to use any trade secrets or confidential or proprietary information belonging to any of your former employers.

               As a condition of commencing your employment with Tekelec, you will be required to sign Tekelec's standard "Confidentiality and Non-Disclosure Agreement and Assignment of Rights" (a copy of which will be provided to you under separate cover). As with every Tekelec employee, you reserve the right to terminate your employment at any time, and we

Ronald W. Buckly
April 1, 1998
Page 3

reserve the right to terminate your employment at will. We hope and expect, however, that this will be a long and mutually beneficial relationship.

               This letter agreement contains our entire understanding with respect to your employment with Tekelec. The provisions of this letter may be amended only by a writing signed by you and Tekelec. If you have any questions about the meaning of any of the terms or provisions included herein, please let me know at your earliest convenience. This letter agreement shall be construed under the laws of California.

               Ron, we believe that Tekelec can provide you with opportunities for professional growth and financial return. We look forward to working with you and to a mutually fulfilling and rewarding relationship.

               If this letter agreement is acceptable to you, then please acknowledge your acceptance by signing and dating the enclosed copy of this letter agreement where indicated below and faxing and returning such signed copy to me for receipt no later than April 6, 1998.

                                          Sincerely,


                                      /s/ MICHAEL L. MARGOLIS
                                          ------------------------------------
                                          Michael L. Margolis
                                          Chief Executive Officer and President



Acknowledged and Accepted:


     /s/ RONALD W. BUCKLY
--------------------------------------    Date:  April 1, 1998
         Ronald W. Buckly